Page 1 of 14 Pages


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                    -----------------------------------------
                               (Amendment No. 2)*


                             GENERAL MARITIME CORP.
                             ----------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)

                                   Y2692M 10 3
                                   -----------
                                 (CUSIP Number)


                                December 8, 2003
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]     Rule 13d-1(b)
         [X]     Rule 13d-1(c)
         [_]     Rule 13d-1(d)




* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                                              Page 1 of 14 Pages

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.                                CHARLES DAVIDSON
     I.R.S.  Identification Nos. of Above Persons (entities only)




--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group                    (a) [_]
     (See Instructions)                                                  (b) [_]


--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                                 U.S.A.



--------------------------------------------------------------------------------
     Number of Shares           5.    Sole Voting Power                        0
     Beneficially
                                ------------------------------------------------
     Owned by Each              6.    Shared Voting Power              5,312,849
     Reporting
                                ------------------------------------------------
     Person With                7.    Sole Dispositive Power                   0

                                ------------------------------------------------
                                8.    Shared Dispositive Power         5,312,849

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person      5,312,849


--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares (See Instructions)                                       [_]


--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9                       14.3%


--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              IN

--------------------------------------------------------------------------------



                                                              Page 2 of 14 Pages

CUSIP No. Y2692M 10 3

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.                                   JOSEPH JACOBS
     I.R.S. Identification Nos. of Above Persons (entities only)




--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group                    (a) [_]
     (See Instructions)                                                  (b) [_]


--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization



--------------------------------------------------------------------------------
     Number of Shares           5.    Sole Voting Power                        0
     Beneficially
                                ------------------------------------------------
     Owned by Each              6.    Shared Voting Power              5,312,849
     Reporting
                                ------------------------------------------------
     Person With                7.    Sole Dispositive Power                   0

                                ------------------------------------------------
                                8.    Shared Dispositive Power         5,312,849

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person      5,312,849

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares (See Instructions)                                       [_]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9                       14.3%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              IN

--------------------------------------------------------------------------------


                                                              Page 3 of 14 Pages

CUSIP No. Y2692M 10 3


--------------------------------------------------------------------------------
1.   Names of Reporting Persons.                             WEXFORD CAPITAL LLC
     I.R.S. Identification Nos. of Above Persons (entities only)

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group                    (a) [_]
     (See Instructions)                                                  (b) [_]


--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                            CONNECTICUT


--------------------------------------------------------------------------------
         Number of Shares       5.    Sole Voting Power                        0
         Beneficially
                                ------------------------------------------------
         Owned by Each          6.    Shared Voting Power              5,312,849
         Reporting
                                ------------------------------------------------
         Person With            7.    Sole Dispositive Power                   0

                                ------------------------------------------------
                                8.    Shared Dispositive Power         5,312,849

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person  5,312,849


--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                   [_]


--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                   14.3%


--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)                               CO

--------------------------------------------------------------------------------



                                                              Page 4 of 14 Pages

CUSIP No. Y2692M 10 3


--------------------------------------------------------------------------------
1.   Names of Reporting Persons.                           GENMAR ALEXANDRA, LLC
     I.R.S. Identification Nos. of Above Persons (entities only)




--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group                    (a) [_]
     (See Instructions)                                                  (b) [_]


--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                               DELAWARE



--------------------------------------------------------------------------------
         Number of Shares       5.    Sole Voting Power                        0
         Beneficially
                                ------------------------------------------------
         Owned by Each          6.    Shared Voting Power              1,792,698
         Reporting
                                ------------------------------------------------
         Person With            7.    Sole Dispositive Power                   0

                                8.    Shared Dispositive Power         1,792,698

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person      1,792,698


--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares (See Instructions)                                       [_]


--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                    4.8%


--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)                               CO

--------------------------------------------------------------------------------


                                                              Page 5 of 14 Pages

CUSIP No. Y2692M 10 3


--------------------------------------------------------------------------------
1.   Names of Reporting Persons.                                  GENMAR II, LLC
     I.R.S. Identification Nos. of Above Persons (entities only)




--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group                    (a) [_]
     (See Instructions)                                                  (b) [_]


--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                               DELAWARE



--------------------------------------------------------------------------------
     Number of Shares           5.    Sole Voting Power                        0
     Beneficially
                                ------------------------------------------------
     Owned by Each              6.    Shared Voting Power              3,077,188
     Reporting
                                ------------------------------------------------
     Person With                7.    Sole Dispositive Power                   0

                                8.    Shared Dispositive Power         3,077,188

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person      3,077,188


--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares (See Instructions)                                       [_]


--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row 9                         8.3%


--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)                               CO

--------------------------------------------------------------------------------


                                                              Page 6 of 14 Pages

CUSIP No. Y2692M 10 3


--------------------------------------------------------------------------------
1.   Names of Reporting Persons.                             EQUILI COMPANY L.P.
     I.R.S. Identification Nos. of Above Persons (entities only)



--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group                    (a) [_]
     (See Instructions)                                                  (b) [_]


--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                               NEW YORK



--------------------------------------------------------------------------------
     Number of Shares           5.    Sole Voting Power                        0
     Beneficially
                                ------------------------------------------------
     Owned by Each              6.    Shared Voting Power                347,233
     Reporting
                                ------------------------------------------------
     Person With                7.    Sole Dispositive Power                   0

                                ------------------------------------------------
                                8.    Shared Dispositive Power           347,233

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person        347,233


--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                   [_]


--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                    0.9%


--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)                               PN

--------------------------------------------------------------------------------


                                                              Page 7 of 14 Pages

CUSIP No. Y2692M 10 3


--------------------------------------------------------------------------------
1.   Names of Reporting Persons.                             EQUILI COMPANY, LLC
     I.R.S. Identification Nos. of Above Persons (entities only)




--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group                    (a) [_]
     (See Instructions)                                                  (b) [_]


--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                               DELAWARE



--------------------------------------------------------------------------------
     Number of Shares           5.    Sole Voting Power                        0
     Beneficially
                                ------------------------------------------------
     Owned by Each              6.    Shared Voting Power                      0
     Reporting
                                ------------------------------------------------
     Person With                7.    Sole Dispositive Power                   0
                                ------------------------------------------------
                                8.    Shared Dispositive Power                 0

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person              0


--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                   [_]


--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                      0%


--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)                               CO

--------------------------------------------------------------------------------


                                                              Page 8 of 14 Pages

CUSIP No. Y2692M 10 3


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1.   Names of Reporting Persons.                         EQUILI COMPANY II, L.P.
     I.R.S. Identification Nos. of Above Persons (entities only)



--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group                    (a) [_]
     (See Instructions)                                                  (b) [_]


--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                               NEW YORK



--------------------------------------------------------------------------------
     Number of Shares           5.    Sole Voting Power                        0
     Beneficially
                                ------------------------------------------------
     Owned by Each              6.    Shared Voting Power                 95,730
     Reporting
                                ------------------------------------------------
     Person With                7.    Sole Dispositive Power                   0

                                ------------------------------------------------
                                8. Shared Dispositive Power               95,730

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person         95,730


--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                   [_]

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                    0.2%


--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)                               PN

--------------------------------------------------------------------------------


                                                              Page 9 of 14 Pages

CUSIP No. Y2692M 10 3


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1.   Names of Reporting Persons.                           EQUILI COMPANY II LLC
     I.R.S. IdentificationNos. of Above Persons (entities only)



--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group                    (a) [_]
     (See Instructions)                                                  (b) [_]


--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4. Citizenship or Place of Organization DELAWARE



--------------------------------------------------------------------------------
     Number of Shares           5.    Sole Voting Power                        0
     Beneficially
                                ------------------------------------------------
     Owned by Each              6.    Shared Voting Power                      0
     Reporting
                                ------------------------------------------------
     Person With                7.    Sole Dispositive Power                   0

                                8.    Shared Dispositive Power                 0

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person              0


--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares (See Instructions)                                       [_]


--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9                          0%


--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              CO


--------------------------------------------------------------------------------


                                                             Page 10 of 14 Pages

     This Amendment No. 2 to Schedule 13G modifies and supplements the Schedule 13G initially filed with the Securities and Exchange Commission on June 18, 2001 (as amended by Amendment No. 1 filed with the Securities and Exchange Commission on June 20, 2002, the "Statement") with respect to the Common Stock, $0.01 par value per share (the "Common Stock"), of GENERAL MARITIME CORPORATION, a Republic of Marshall Islands corporation (the "Company"). Except to the extent supplemented by the information contained in this Amendment No. 2, the Statement, as amended as provided herein, remains in full force and effect. Capitalized terms used herein without definition have the respective meanings ascribed to them in the Statement.

Item 4.  Ownership
         ---------

         (a) Amount Beneficially Owned:

                  Charles Davidson          -         5,312,849
                  Joseph Jacobs             -         5,312,849
                  Wexford Capital LLC       -         5,312,849
                  Genmar Alexandra, LLC     -         1,792,698
                  Genmar II, LLC            -         3,077,188
                  Equili Company, L.P.      -           347,233
                  Equili Company, LLC       -                 0
                  Equili Company II L.P.    -            95,730
                  Equili Company II, LLC    -                 0

     The 5,312,849 shares of Common Stock beneficially owned by each of Mr. Davidson and Mr. Jacobs include the shares owned by the limited liability companies and limited partnerships set forth above (the "Wexford Entities"), each of which is controlled by Wexford Capital LLC, of which each of Mr. Davidson and Mr. Jacobs is a controlling member.

         (b)      Percent of Class
                  ----------------
                  Charles Davidson          -        14.3%
                  Joseph Jacobs             -        14.3%
                  Wexford Capital LLC       -        14.3%
                  Genmar Alexandra, LLC     -         4.8%
                  Genmar II, LLC            -         8.3%
                  Equili Company, L.P.      -         0.9%
                  Equili Company, LLC       -         0.0%
                  Equili Company II L.P.    -         0.2%
                  Equili Company II, LLC    -         0.0%

         (c)      Number of shares as to which such person has:
                  --------------------------------------------
                  (i)      sole power to vote or to direct the vote:
                           ----------------------------------------
                           Charles Davidson          -        0
                           Joseph Jacobs             -        0
                           Wexford Capital LLC       -        0
                           Genmar Alexandra, LLC     -        0
                           Genmar II, LLC            -        0
                           Equili Company, L.P.      -        0
                           Equili Company, LLC       -        0





                                                             Page 11 of 14 Pages

                           Equili Company II L.P.    -        0
                           Equili Company II, LLC    -        0


                  (ii)     shared power to vote or to direct the vote:
                           -------------------------------------------
                           Charles Davidson          -         5,312,849
                           Joseph Jacobs             -         5,312,849
                           Wexford Capital LLC       -         5,312,849
                           Genmar Alexandra, LLC     -         1,792,698
                           Genmar II, LLC            -         3,077,188
                           Equili Company, L.P.      -           347,233
                           Equili Company, LLC       -                 0
                           Equili Company II L.P.    -            95,730
                           Equili Company II, LLC    -                 0

                  (iii)    sole power to dispose or direct the disposition of:
                           ----------------------------------------------------
                           Charles Davidson          -        0
                           Joseph Jacobs             -        0
                           Wexford Capital LLC       -        0
                           Genmar Alexandra, LLC     -        0
                           Genmar II, LLC            -        0
                           Equili Company, L.P.      -        0
                           Equili Company, LLC       -        0
                           Equili Company II L.P.    -        0
                           Equili Company II, LLC    -        0

                  (iv)     shared power to dispose or direct the disposition of:
                           -----------------------------------------------------
                           Charles Davidson          -        5,312,849
                           Joseph Jacobs             -        5,312,849
                           Wexford Capital LLC       -        5,312,849
                           Genmar Alexandra, LLC     -        1,792,698
                           Genmar II, LLC            -        3,077,188
                           Equili Company, L.P.      -          347,233
                           Equili Company, LLC       -                0
                           Equili Company II L.P.    -           95,730
                           Equili Company II, LLC    -                0


Item 7.  Identification  and Classification of the Subsidiary which Acquired the
         -----------------------------------------------------------------------
         Security Being Reported by the Parent Holding Company
         -----------------------------------------------------

     The 5,312,849 shares of Common Stock of the Company in respect of which this Amendment No. 2 to Schedule 13G is being filed are held directly by the following entities controlled indirectly by Wexford Capital LLC in the amounts set forth hereinabove:

         Equili Company L.P., a New York limited partnership
         Equili Company II L.P., a New York limited partnership
         Genmar Alexandra, LLC, a Delaware limited liability company



                                                             Page 12 of 14 Pages

         Genmar II, LLC, a Delaware limited liability company

Item 10. Certification
         -------------
         By signing below, each of the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated:   December 11, 2003

                                             /S/ CHARLES E. DAVIDSON
                                             -----------------------
                                             CHARLES E. DAVIDSON


                                             /S/ JOSEPH M. JACOBS
                                             --------------------
                                             JOSEPH M. JACOBS


                                             WEXFORD CAPITAL LLC

                                             By: /S/ ARTHUR H. AMRON
                                                 -------------------
                                                 Name:  Arthur H. Amron
                                                 Title: Senior Vice President


                                             GENMAR ALEXANDRA, LLC

                                             By: /S/ FREDERICK SIMON
                                                 ----------------------
                                                 Name:  Frederick Simon
                                                 Title: Vice President


                                             GENMAR II, LLC

                                             By: /S/ FREDERICK SIMON
                                                 -----------------------
                                                 Name:  Frederick Simon
                                                 Title: Vice President



                                                             Page 13 of 14 Pages

                                             EQUILI COMPANY L.P.

                                             By: /S/ FREDERICK SIMON
                                                 -------------------
                                                 Name:  Frederick Simon
                                                 Title: Authorized Signatory


                                             EQUILI COMPANY LLC

                                             By: /S/ FREDERICK SIMON
                                                 -------------------
                                                 Name:  Frederick Simon
                                                 Title: Vice President


                                             EQUILI COMPANY II L.P.

                                             By: /S/ FREDERICK SIMON
                                                 -------------------
                                                 Name:  Frederick Simon
                                                 Title: Authorized Signatory


                                             EQUILI COMPANY II, LLC

                                             By: /S/ FREDERICK SIMON
                                                 -------------------
                                                 Name:  Frederick Simon
                                                 Title: Vice President


                                                             Page 14 of 14 Pages